Filed Pursuant to Rule 433
Registration No. 333-257113

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 2, 2025

Term Sheet to Preliminary Pricing Supplement dated July 27, 2022

Summary of Terms
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Market Measure	The SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker symbol “XOP”) (the “Fund”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	August 30, 2022
Issue Date*	September 2, 2022
Stated Maturity Date*	September 2, 2025
Automatic Call	If the Fund Closing Price of the Fund on any Call Observation Date (including the Final Valuation Date) is greater than or equal to the Starting Price, the securities will be automatically called for the face amount plus the Call Premium applicable to that Call Observation Date.
Call Observation Dates and Call Premiums	Call Observation Dates*	Call Premiums**
	September 5, 2023	at least 17.00% of the face amount
	March 4, 2024	at least 25.50% of the face amount
	September 3, 2024	at least 34.00% of the face amount
	March 3, 2025	at least 42.50% of the face amount
	August 25, 2025 (the “Final Valuation Date”)	at least 51.00% of the face amount
** to be determined on the Pricing Date.
Call Payment Date	Five business days after the applicable Call Observation Date (if the securities are called on the last Call Observation Date, the Call Payment Date will be the Stated Maturity Date)
Maturity Payment Amount (per security)	• if the Ending Price is less than the Starting Price but greater than or equal to the Threshold Price: $1,000; or • if the Ending Price is less than the Threshold Price: $1,000 minus:
Starting Price	The Fund Closing Price of the Fund on the Pricing Date
Ending Price	The Fund Closing Price of the Fund on the Final Valuation Date
Threshold Price	80.00% of the Starting Price
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 3.15%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA may receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.10% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13607XAT4 / US13607XAT46
Material Tax Consequences	See the preliminary pricing supplement

*Subject to change

Hypothetical Payout Profile***

***assumes a Call Premium equal to the lowest possible Call Premium that will be determined on the Pricing Date.

If the securities are not automatically called and the Ending Price is less than the Threshold Price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 20% and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable Call Premium, even if the Fund Closing Price of the Fund on the applicable Call Observation Date significantly exceeds the Starting Price. You will not participate in any appreciation of the Fund beyond the applicable Call Premium.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $900.70 per security but less than the original offering price. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1045520/000110465922083240/tm2220148d43_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” beginning on page PRS-7 of the accompanying preliminary pricing supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the preliminary pricing supplement, the underlying supplement, the prospectus supplement and the prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Up To 80.00% Less, Than The Face Amount Of Your Securities At Maturity.
•	The Potential Return On The Securities Is Limited To The Call Premium And May Be Less Than The Return On A Direct Investment In The Securities Held By The Fund.
•	You Will Be Subject To Reinvestment Risk.
•	No Periodic Interest Will Be Paid On The Securities.
•	A Call Payment Date Or The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Fund

•	An Investment In The Securities Is Subject To Risks Associated With Investing In Securities With Concentration In The Oil And Gas Exploration And Production Industry.
•	The Securities Are Subject To Risks Associated With Non-U.S. Companies.
•	The Securities Are Subject To Currency Exchange Risk.
•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.
•	The Performance Of The Fund May Not Correlate With The Performance Of Its Underlying Index As Well As The Net Asset Value Per Share Of The Fund, Especially During Periods Of Market Volatility.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the underlying supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the underlying supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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